Exhibit 99.1

Alcentra Capital Corporation Announces Management Promotions and Other Changes

NEW YORK, April 27, 2017 /PRNewswire/ -- Alcentra Capital Corporation (NASDAQ: “ABDC”) is pleased to announce that Paul Hatfield has been named as Chairman Emeritus of the Company and Paul Echausse has been appointed as Chairman of the Company’s Board of Directors. In addition to his role as Chairman, Mr. Echausse will continue to serve on the U.S. Direct Lending Investment Committee of the Company’s investment adviser, Alcentra NY, LLC.

Also, in conjunction with David Scopelliti’s promotion as Chief Investment Officer of U.S. Direct Lending at the Company’s investment adviser, Mr. Scopelliti has been promoted, effective as of June 30, 2017, to President and Chief Executive Officer of the Company, succeeding Mr. Echausse in those roles. Additionally, effective as of April 21, 2017, Mr. Scopelliti has been elected to join Messrs. Hatfield and Echausse on the Company’s Board of Directors.

Other management changes include the promotion of Ellida McMillan, who has been instrumental in the launch and management of the Company, to Chief Financial Officer and Chief Operating Officer of the Company and Branko Krmpotic, who co-founded the U.S. middle market strategy with Mr. Echausse in 1998, as the Executive Vice President of the Company.

“David is a veteran of the U.S. middle market, managing private capital across the balance sheet for institutional investors including pension funds, consultants and private asset managers,” said Mr. Echausse. “We are confident that under his leadership, and with the support from Ellida and Branko, the Company will continue to grow and reward its stockholders in the years to come.”

Mr. Hatfield, who also serves as Global Chief Investment Officer for Alcentra Group, commented that, “Paul [Echausse] has an opportunity to step up to Chairman, remain involved in the direct lending business and focus on charitable endeavors with the Catholic Church, to which he has been involved for the past 15 years.”

About Alcentra Capital Corporation

Alcentra Capital Corporation makes debt and minority equity co-investments to U.S. middle and lower middle market companies. Its investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. As a business development company that has elected to be treated as a regulated investment company for tax purposes, the Company is required to distribute at least 90 percent of its taxable income to shareholders, making it a yield play for investors.

About Alcentra NY, LLC

Alcentra NY, LLC is a wholly-owned subsidiary of The Bank of New York Mellon Corporation and is part of BNY Alcentra Group Holdings, Inc. ("Alcentra Group"), one of the world's leading sub-investment grade credit asset managers focusing on the U.S. and European markets. Alcentra Group has an investment track record that spans across more than 75 separate investment vehicles and accounts totaling approximately $32 billion.

Forward-Looking Statements

This press release may contain certain forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

For further information contact : Paul Echausse, 212-922-8960, paul.echausse@alcentra.com, David Scopelliti, 212-922-6237, david.scopelliti@alcentra.com or Ellida McMillan, 212- 922- 6644, ellida.mcmillan@alcentra.com